Exhibit 99.8
FOR IMMEDIATE RELEASE
February 27, 2009
For further information contact:

Randall H. Riley
Vice President, Investor Relations
(512) 837-7100
PR@citizensinc.com
CITIZENS, INC. COMPLETES INTEGRITY CAPITAL ACQUISITION,
PLANS TO RELEASE EARNINGS THURSDAY, MARCH 12, 2009
AND HOST CONFERENCE CALL FRIDAY, MARCH 13, 2009 AT 10 A.M. CDT
AUSTIN, Texas (February 27, 2009) — Citizens, Inc. (NYSE: CIA) completed its acquisition of Integrity Capital Corporation (“Integrity Capital”) in exchange for shares of Citizens, Inc. Class A Common stock. Integrity Capital is the parent of Integrity Capital Insurance Company, an Indiana life insurance company. The transaction is valued at approximately $9.7 million. Citizens, Inc. also announced today it will release its fourth quarter 2008 earnings on Thursday, March 12, 2009.
Following the release, Citizens, Inc. will host a conference call to discuss its fourth quarter 2008 operating results at 10 a.m. Central Daylight Time on Friday, March 13, 2009. The conference call will be hosted by Rick D. Riley, Vice Chairman and President, Tom Kopetic, Chief Financial Officer and other members of the Citizens, Inc. management team. Citizens, Inc. intends to file its Form 10-K dated December 31, 2008 by Monday, March 16, 2009 with the U.S. Securities and Exchange Commission, contingent upon the completion of the 2008 audit by Ernst & Young, LLP.
To participate in the Citizens, Inc. conference call, please dial (888) 742-8686 and when prompted, enter confirmation code #8442219. It is recommended you dial in 3-5 minutes before the call is scheduled to begin.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $6.80 on February 26, 2009.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2007, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.